Exhibit 10(ac)

CHANGE IN CONTROL AGREEMENT

This CHANGE IN CONTROL AGREEMENT (this “Agreement”) is entered into effective as of August 29, 2019 between MYERS INDUSTRIES, INC., an Ohio corporation (the “Company”), and THOMAS P. HARMON (the “Executive”).

RECITAL:

The Company desires to provide the Executive with certain minimum compensation and benefit arrangements in the event of Executive’s termination of employment under certain circumstances following a Change in Control.

NOW, THEREFORE, the Company and the Executive agree as follows:

1.CERTAIN DEFINED TERMS.  In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a)“Annual Bonus” means the annual cash bonus payable to the Executive pursuant to a formal or informal bonus plan or individual bonus arrangement; provided that the Annual Bonus shall not include any long-term cash award under the Company’s Performance Bonus Plan.

(b)“Base Salary” means the Executive’s annual base salary rate as in effect from time to time.

(c)“Board” means the Board of Directors of the Company.

(d)“Cause” means:

(i)commission by the Executive (evidenced by a conviction or written, voluntary and freely given confession) of a criminal act constituting a felony involving fraud or moral turpitude;

(ii)commission by the Executive of a material breach or material default of any of the Executive’s agreements or obligations under any provision of this Agreement, which is not substantially cured in all material respects within thirty (30) days after the Board gives written notice thereof to the Executive; or

(iii)commission by the Executive, when carrying out the Executive’s Duties under this Agreement, of acts or the omission of any act, which both (A) constitutes gross negligence or willful misconduct and (B) results in material economic harm to the Company or has a materially adverse effect on the Company’s operations, properties or business relationships.

(e)“Change in Control” means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as in effect on the date of this Agreement, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, a Change in Control shall be deemed to have occurred if:

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(i)any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; provided that a Change in Control shall not be deemed to occur under this clause (i) by reason of the acquisition of securities by the Company or an employee benefit plan (or any trust funding such a plan) maintained by the Company;

(ii)during any period of one (1) year there shall cease to be a majority of the Board comprised of “Continuing Directors” as hereinafter defined; or

(iii)there occurs (A) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) the approval by the stockholders of the Company of a plan of complete liquidation of the Company, or (C) the sale or disposition by the Company of more than fifty percent (50%) of  the Company’s assets.  For purposes of this Subsection 1(e)(iii), a sale of more than fifty percent (50%) of the Company’s assets includes a sale of more than fifty percent (50%)  of the aggregate value of the assets of the Company and its subsidiaries or the sale of stock of one or more of the Company’s subsidiaries with an aggregate value in excess of fifty percent (50%) of the aggregate value of the Company and its subsidiaries or any combination of methods by which more than fifty percent (50%) of the aggregate value of the Company and its subsidiaries is sold.

(iv)For purposes of this Agreement, a “Change in Control” will be deemed to occur:

(A)on the day on which a thirty percent (30%) or greater ownership interest described in Subsection 1(e)(i) is acquired, provided that a subsequent increase in such ownership interest after it first equals or exceeds thirty percent (30%) shall not be deemed a separate Change in Control;

(B)on the day on which “Continuing Directors”, as hereinafter defined, cease to be a majority of the Board as described in Subsection 1(e)(ii);

(C)on the day of a merger, consolidation or sale of assets as described in Subsection 1(e)(iii); or

(D)on the day of the approval of a plan of complete liquidation as described in Subsection 1(e)(iii).

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(v)For purposes of this Subsection 1(e), the words “Continuing Directors” mean individuals who at the beginning of any period (not including any period prior to the date of this Agreement) of one (1) year constitute the Board and any new Director(s) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved.

(f)“Code” means the Internal Revenue Code of 1986, as amended.

(g)“Compensation Committee” means the Compensation Committee of the Board or its successor.

(h)“Director” means a member of the Board.

(i) “Duties” means the duties and responsibility customarily required of the general counsel of a major corporation or such additional duties as may be assigned from time to time to the Executive by the Chief Executive Officer which are consistent with the position of general counsel.

(j)“Effective Date” means October 8, 2018.

(k)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)“Good Reason” means the occurrence of one or more of the following conditions arising without the consent of the Executive:

(i)a material diminution in the Executive’s annual Base Salary or a material diminution in the Executive’s aggregate compensation package, in either case, below the level in effect on the Effective Date; provided, however, that for purposes of this Section 1(l)(i) a material diminution will not be deemed to have occurred (A) solely because of changes to the allocation among compensation components such as the Long-Term Incentive Plan, Annual Bonus, Base Salary, or other cash or equity awards, or (B) from the failure to achieve applicable performance targets under a performance based plan or program;

(ii)a reduction or series of reductions in the aggregate value of the life insurance, accidental death, long term disability, short term disability, medical, dental and vision benefits and expense reimbursement policy available to the Executive as of the Effective Date which, in the aggregate is material;

(iii)a material diminution in the Executive’s Duties;

(iv)a requirement that the Executive report to anyone other than the Chief Executive Officer or the Audit Committee;

(v)a material change in the geographic location at which the Executive must perform Executive’s Duties;

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(vi)any other action or inaction that constitutes a material breach by the Company of this Agreement or any other agreements under which the Executive provides services to the Company (specifically including a failure of the purchaser in a Change in Control transaction, to assume this Agreement in accordance with Section 12 hereof).

In order for a condition to constitute a Good Reason, the Executive must provide written notification to the Company of the existence of the condition within forty-five (45) days of the initial existence of the condition (or within forty-five (45) days following the Executive actually becoming aware of such condition, if later), upon the notice of which the Company shall have a period of thirty (30) days during which it may remedy the condition.  Furthermore, to constitute a Good Reason, the Executive must voluntarily terminate employment with the Company within one hundred eighty (180) days following the initial existence of the condition (or within one hundred eighty (180) days following the Executive actually becoming aware of such condition, if later), but in no event later than February 13 of the year following the date of the initial existence of the condition or, if later, the date the Executive becomes aware of the condition.

(m)“Term” means the period commencing on the Effective Date and ending on the Termination Date.

(n)“Termination Date” means the date on which the Executive’s employment is terminated (the effective date of which will be the date of termination).

2.BENEFITS UPON A TERMINATION IN CONNECTION WITH OR FOLLOWING A CHANGE IN CONTROL.

(a)At any time within the one hundred eighty (180) days following a Change in Control if the Executive is terminated by the Company without Cause, the Executive’s employment is terminated by Executive for Good Reason, or this Agreement is not assumed or replaced with a substituted award or right having substantially equivalent economic value and substantially equivalent or better terms and conditions by an assignee or transferee that is the successor to all or substantially all of the assets of the Company pursuant to Section 12 hereof, and provided such termination constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h), a “Separation from Service”), and further provided that Executive delivers an effective release of claims as required under Section 3 below, then Executive shall be entitled to the following benefits (the “CIC Benefits”):

(i)The Company shall provide the following benefits:

(A)for up to twenty four (24) months, including the applicable period under Code Section 4980B (the “COBRA Period”), following the Termination Date, coverage under the Company’s group medical and dental plans (the “Health Care Plans”) all at the levels being provided to the Executive immediately prior to the Termination Date, or if any of such benefits have decreased during the one year period ending on the Termination Date, at the highest level in effect during such one year period and the Company shall pay the entire cost of the premiums for such continued medical coverage, provided that if Executive shall become eligible to participate in Health Care Plans provided by another employer, the Company shall be relieved of the requirement to provide such continued coverage under this Agreement;

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(B)for the one-year period commencing on the Termination Date, pay for executive outplacement services for the Executive from a nationally recognized executive outplacement firm at the level provided for the most senior executives;

(C)pay to the Executive within thirty (30) days following the Termination Date a single sum payment in an amount equal to two (2) times Executive’s annual Base Salary in effect on the Termination Date (or if such annual Base Salary has decreased during the one-year period ending on the Termination Date, at the highest rate in effect during such period);

(D)pay to the Executive within thirty (30) days following the Termination Date a single sum payment in an amount equal to two (2) times Executive’s Annual Bonus at the Target level in effect during the prior one (1) year period plus the pro rata portion of the Target Bonus for the period commencing on the first day of the fiscal year in which the employment of the Executive is terminated and ending on the Termination Date;

(E)for a period of two (2) years, beginning with the month following the Termination Date, provide long term disability coverage, including long term disability protection under policies that are the same or substantially similar to those in effect as of the date hereof (the “Disability Coverage”); and

(F)for a period of two (2) years, beginning with the month following the Termination Date, provide life insurance protection under policies that are the same or substantially similar to those in effect as of the date hereof (the “Life Insurance Coverage”).

(ii)With respect to Subsection 2(a)(i)(E), the Disability Coverage provided to the Executive during any calendar year during the Term will not affect the Disability Coverage provided to Executive in any other calendar year.  The Executive’s right to receive the Disability Coverage is not subject to liquidation or exchange for any other benefit, whether under this Agreement or otherwise.  With respect to Subsection 2(a)(i)(F), the Life Insurance Coverage provided to the Executive during any calendar year during the Term will not affect the Life Insurance Coverage provided to Executive in any other calendar year.  The Executive’s right to receive the Life Insurance Coverage is not subject to liquidation or exchange for any other benefit, whether under this Agreement or otherwise.  With respect to Subsection 2(a)(i)(A), the Health Care Coverage provided to the Executive during any calendar year during the Term will not affect the Health Care Coverage provided to Executive in any other calendar year.  The Executive’s right to receive the Health Care Coverage is not subject to liquidation or exchange for any other benefit, whether under this Agreement or otherwise.  Notwithstanding the foregoing, Executive shall be entitled to receive the same Disability Coverage, Life Insurance Coverage and Health Care Coverage as is made available to Company employees generally.

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(iii)The Executive will become fully vested in all outstanding stock options, restricted stock, restricted stock units or similar awards, but only to the extent not previously forfeited or terminated.

(iv)The Executive will have available the expenses of enforcement provided in Section 4 hereof.  For the avoidance of doubt, this specific reference to the availability of expenses of enforcement in the event of a Change in Control shall not be interpreted to limit the availability of expenses of enforcement in other circumstances.

(b)The Company shall be entitled to set-off any amounts owed to the Company by the Executive against any sums payable by the Company to Executive pursuant to this Agreement.

3.RELEASE REQUIRED; TIMING OF PAYMENTS.

(a)Prior to the payment of any CIC Benefits, Executive shall execute and allow to become effective a standard employment release agreement releasing the Company (and its successor) from any and all claims Executive (or Executive’s estate or beneficiaries) may have against such entities related to or arising in connection with his or her employment and the terms of such employment and termination thereof (the “Release”) within the time frame set forth therein, but not later than 60 days following Executive’s Separation from Service (the “Release Effective Date”). No CIC Benefits shall be paid or provided prior to the Release Effective Date.

(b)The Release shall be in substantially the form attached hereto as Exhibit A, and shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s continuing obligations to the Company (including but not limited to obligations under any confidentiality, non-compete and/or non-solicitation agreement with the Company).  Unless a Change in Control has occurred, the Board, in its sole discretion, may modify the form of the required Release to comply with applicable law and shall determine the form of the required Release, which may be incorporated into a termination agreement or other agreement with Executive.

(c)Within five (5) days following the Release Effective Date, the Company will pay (or commence payment of) the CIC Benefits Executive would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of benefits being paid as scheduled.  Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that any of the CIC Benefits constitute “deferred compensation” under Section 409A (defined below), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, no CIC Benefits will be paid prior to the 60th day following Executive’s Separation from Service.  On the 60th day following the date of Separation from Service, the Company will pay to Executive the CIC Benefits that Executive would otherwise have received on or prior to such date, with the balance of the CIC Benefits being paid as originally scheduled.

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4.EXPENSES OF ENFORCEMENT.  The Executive shall not be required to incur the expenses associated with the enforcement of the Executive’s rights under this Agreement by litigation or other legal action.  Therefore, the Company shall pay, or cause to be paid, on a current basis, reasonable attorney fees and expenses incurred by the Executive to enforce the provisions of this Agreement.  The Executive shall be required to repay any such amounts to the Company to the extent that a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the claims of the Executive were frivolous.

5.WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

6.CONFIDENTIAL INFORMATION.  The Executive agrees that the Executive will not, during the Term or at any time thereafter, either directly or indirectly, disclose or make known to any other person, firm, or corporation any confidential information, trade secret or proprietary information of the Company in violation of that certain Non-Competition and Non-Disclosure Agreement between the Company and the Executive dated August [•], 2019 (the “Non-Competition and Non-Disclosure Agreement”).

7.NON-COMPETITION.   Payment of the CIC Benefits hereunder are contingent upon Executive’s compliance with the Non-Competition and Non-Disclosure Agreement, and the Executive hereby acknowledges and reaffirms that, during the Term, and for one (1) year thereafter, the Executive shall not compete with the Company as more fully set forth in the Non-Competition and Non-Disclosure Agreement.

8.ARBITRATION.  The following arbitration rules shall apply to this Agreement:

(a)In the event that the Executive’s employment shall be terminated by the Company during the Term or the Company shall withhold payments or provision of benefits because the Executive is alleged to be engaged in activities prohibited by Section 6 or 7 hereof or for any other reason, the Executive shall have the right, in addition to all other rights and remedies provided by law, at Executive’s election either to seek arbitration in the metropolitan area of Akron, Ohio, under the Commercial Arbitration Rules of the American Arbitration Association by serving a notice to arbitrate upon the Company or to institute a judicial proceeding, in either case within one hundred and twenty (120) days after having received notice of termination of Executive’s employment.

(b)Without limiting the generality of Subsection 8(a), this Subsection 8(b) shall apply to termination asserted to be for “Cause” or for “Good Reason”.  In the event that (i) the Company terminates the Executive’s employment for Cause, or (ii) the Executive resigns Executive’s employment for Good Reason, the Company and the Executive each shall have thirty (30) days to demand of the American Arbitration Association in writing (with a copy to the other party hereto) that arbitration be commenced to determine whether Cause or Good Reason, as the case may be, existed with respect to such termination or resignation.  The parties hereto shall have thirty (30) days from the date of such written request to select such third party arbitrator.   Upon the expiration of such thirty (30) day period, the parties hereto shall have an additional thirty (30) days in which to present to such third party arbitrator such arguments, evidence or other material (oral or written) as may be permitted and in accordance with such procedures as may be established by such third party arbitrator.  The third party arbitrator shall furnish a written summary of his findings to the parties hereto not later than thirty (30) days following the last day on which the parties were entitled to present arguments, evidence or other material to the third party arbitrator.

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During the period of resolution of a dispute under this Subsection 8(b), the Executive shall receive no compensation by the Company (other than payment by the Company of premiums due before or during such period on any insurance coverage applicable to the Executive hereunder) and the Executive shall have no duties for the Company.  If the arbitrator determines that the Company did not have Cause to terminate the Executive’s employment or that the Executive had Good Reason to resign Executive’s employment, as the case may be, the Company shall promptly pay the Executive any compensation to which the Executive would have been entitled, for the period commencing with the date of the Executive’s termination or resignation and ending on the date of such determination, had Executive’s employment not been terminated or had Executive not resigned.

9.EMPLOYMENT AT WILL.  The parties hereto acknowledge and confirm that the Executive’s employment by the Company is employment-at-will, and is subject to termination by the Executive or by the Company at any time with Cause or without Cause.  With this Agreement, the parties hereto do not intend to create, and have not created, a contract of employment, express or implied, between the Executive and the Company.  The Executive acknowledges that such employment-at-will status cannot be modified except in a specific writing that has been authorized or ratified by the Board.

10.EMPLOYMENT ACTIONS.  Nothing contained herein will prevent the Company at any time from terminating the Executive’s right and obligation to perform services to the Company or prevent the Company from removing the Executive from any position which the Executive holds with the Company, provided, however, that no such action shall affect the obligation of the Company to make payments and provide benefits if and to the extent required under this Agreement.  The payments and benefits provided in this Agreement will be full and complete liquidated damages for any such employment action taken by the Company.

11.NOTICES.  For purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States Express mail, postage prepaid, addressed as follows:

(a)	If the notice is to the Company:

Myers Industries, Inc. 1293 South Main Street Akron, OH 44301 Attn: Chief Legal Officer

(b)	If the notice is to the Executive: Thomas P. Harmon 4956 St. Andrews Court Ann Arbor, Michigan 48108

or to such other address as either party hereto may have furnished to the other in writing and in accordance herewith; except that notices of change of address shall be effective only upon receipt.

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12.ASSIGNMENT; BINDING EFFECT.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, heirs (in the case of the Executive) and permitted assigns.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.  The Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall be a condition precedent to the consummation of any such transaction that the assignee or transferee expressly assumes the liabilities, obligations and duties of the Company hereunder.  No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than the Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in this Section 12.

The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefits payable hereunder following the Executive’s death by giving the Company written notice thereof.  In the absence of such a selection, any compensation or benefit payable under this Agreement following the death of the Executive shall be payable to the Executive’s spouse, or if such spouse shall not survive the Executive, to the Executive’s estate.  In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive’s beneficiary, estate or other legal representative.

13.INVALID PROVISIONS.  Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent, but only to the extent, of such prohibition or unenforceability without invalidating the remaining portions hereof and such remaining portions of this Agreement shall continue to be in full force and effect.  In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, the parties hereto will negotiate in good faith to replace such provision with another provision that will be valid or enforceable and that is as close as practicable to the provisions held invalid or unenforceable.

14.ALTERNATIVE SATISFACTION OF COMPANY’S OBLIGATIONS.  In the event this Agreement provides for payments or benefits to or on behalf of the Executive which cannot be provided under the Company’s benefit plans, policies or arrangements either because such plans, policies or arrangements no longer exist or no longer provide such benefits or because provision of such benefits to the Executive would adversely affect the tax qualified or tax advantaged status of such plans, policies or arrangements for the Executive or other participants therein, the Company may provide the Executive with an “Alternative Benefit”, as defined in this Section 14, in lieu thereof.  The Alternative Benefit is a benefit or payment which places the Executive and the Executive’s dependents or beneficiaries, as the case may be, in at least as good of an economic position as if the benefit promised by this Agreement (a) were provided exactly as called for by this Agreement, and (b) had the favorable economic, tax and legal characteristics customary for plans, policies or arrangements of that type.  Furthermore, if such adverse consequence would affect the Executive or the Executive’s dependents, the Executive shall have the right to require that the Company provide such an Alternative Benefit.  Notwithstanding the foregoing, if provision of an alternative benefit would constitute a violation of Internal Revenue Code Section 409A, the Parties will be left to their legal remedies.

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15.ENTIRE AGREEMENT, MODIFICATION.  Subject to the provisions of Section 16 hereof, this Agreement contains the entire agreement between the parties hereto with respect to the employment of the Executive by the Company and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties hereto, whether oral or written.  No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless in writing, specifically referring hereto, and signed by both parties hereto.

16.NON-EXCLUSIVITY OF RIGHTS.  Notwithstanding the foregoing provisions of Section 15, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan, program, policy or practice provided by the Company for its executive officers, nor shall anything herein limit or otherwise affect such rights as the Executive has or may have under any stock option, restricted stock or other agreements with the Company or any of its subsidiaries.  Amounts which the Executive or the Executive’s dependents or beneficiaries, as the case may be, are otherwise entitled to receive under any such plan, policy, practice or program shall not be reduced by this Agreement unless specifically provided.

17.WAIVER OF BREACH.  The failure at any time to enforce any of the provisions of this Agreement or to require performance by the other party hereto of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part of this Agreement or the right of either party hereto thereafter to enforce each and every provision of this Agreement in accordance with the terms of this Agreement.

18.GOVERNING LAW.  This Agreement has been made in, and shall be governed and construed in accordance with the laws of, the State of Ohio.  The parties hereto agree that this Agreement is not an “employee benefit plan” or part of an “employee benefit plan” which is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

19.REPRESENTATION.  The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

20.SUBSIDIARIES AND AFFILIATES.  Notwithstanding any contrary provision of this Agreement, to the extent it does not adversely affect the Executive, the Company may provide the compensation and benefits to which the Executive is entitled hereunder through one or more subsidiaries or affiliates.

21.NO MITIGATION OR OFFSET.  In the event of any termination of employment, the Executive shall be under no obligation to seek other employment.  Amounts due the Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment he may obtain.

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22.COMPLIANCE WITH SECTION 409A OF THE CODE.  Certain payments contemplated by this Agreement may be “deferred compensation” for purposes of Section 409A of the Code. Accordingly, the following provisions shall be in effect for purposes of avoiding or mitigating any adverse tax consequences to the Executive under Section 409A:

(a)A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, for purposes of any such provision of this Agreement, references herein to “termination”, “termination of employment” or similar terms will mean “separation from service”.

(b)The intent of the parties hereto is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith or exempt therefrom.  In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(c)To the extent any provisions of this Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, then the Company and the Executive may, within any applicable time period provided under the Treasury Regulations issued under Code Section 409A, effect through mutual agreement the appropriate amendments to those provisions which are necessary in order to bring the provisions of this Agreement into compliance with Code Section 409A, provided such amendments shall not reduce the dollar amount of any such item of deferred compensation or adversely affect the vesting provisions applicable to such item or otherwise reduce the present value of that item. If any legislation is enacted during the term of this Agreement which imposes a dollar limit on deferred compensation, then the Executive will cooperate with the Company in restructuring any items of compensation under this Agreement that are deemed to be deferred compensation subject to such limitation, provided such restructuring shall not reduce the dollar amount of any such item or adversely affect the vesting provisions applicable to such item or otherwise reduce the present value of that item.

(d)Notwithstanding any provision to the contrary in this Agreement, if (i) the Company, in its good faith discretion, determines that any payments or benefits described in this Agreement would constitute non-exempt deferred compensation for purposes of Section 409A of the Code, and (ii) the Executive is a “specified employee” (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder) at the time of his termination of employment, then such payments or benefits shall not be made or paid to the Executive prior to the earlier of (A) the expiration of the six (6) month period measured from the date of such “separation from service” or (B) the date of his death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments deferred pursuant to this Subsection 22(d) shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.

(e)For purposes of Code Section 409A, the Executive’s right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.

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(f)Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment will be made within thirty (30) days following the Termination Date”), the actual date of payment within the specified period will be determined solely by the Company.

(g)Notwithstanding any other provision herein to the contrary, in no event will any payment that constitutes non-exempt deferred compensation subject to Code Section 409A, as determined in good faith by the Company, be subject to offset, counterclaim, or recoupment by any other amount payable to the Executive unless otherwise permitted by Code Section 409A.

(h)To the extent that reimbursements or other in-kind benefits under this Agreement constitute non-exempt deferred compensation for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

[Remainder of the page intentionally left blank, signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY

MYERS INDUSTRIES, INC.

/s/ R. David Banyard
By:	R. David Banyard
Its:	President and Chief Executive Officer

EXECUTIVE

/s/ Thomas P. Harmon
Thomas P. Harmon

[Signature page to Change in Control Agreement]

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EXHIBIT A

RELEASE AGREEMENT

In consideration of receiving certain benefits under my Change in Control Agreement with Myers Industries, Inc. (the “Company”) dated August [•], 2019 (the “Agreement”), I have agreed to sign this Release. I understand that I am not entitled to benefits under the Agreement unless I sign this Release.

I understand that this Release, together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Agreement.

Except as otherwise set forth in this Release, I, on behalf of myself and my heirs, executors, representatives, administrators, agents, insurers, and assigns (collectively, the “Releasors”) hereby generally, completely and irrevocably waive, release, and discharge the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities, obligations, expenses (including attorneys’ fees), both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or its affiliates, or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or its affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (ERISA), the federal Family and Medical Leave Act (FMLA), the federal Equal Pay act, the federal Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the federal Worker Adjustment and Retraining Notification (WARN) Act, the federal National Labor Relations Act (NLRA), the federal Older Workers Benefit Protection Act, the federal Fair Labor Standards Act, or any Ohio labor and employment law (including any law concerning unlawful and unfair labor and employment practices), all including any amendments and their respective implementing regulations.

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the Articles of Incorporation, Code of Regulations, or other organizational charter of the Company, or under applicable law; (2) any rights related to vested securities of the Company that were granted to me

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during the course of my employment with the Company or any shares of capital stock or other securities of the Company that I purchased other than pursuant to a Company stock option or stock plan; or (3) any rights which are not waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily agreeing to all terms and conditions set forth in this Release, including waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty‑one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on‑the‑job injury for which I have not already filed a workers’ compensation claim.

I hereby agree not to disparage the Company, or its officers, directors, stockholders or agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided, however, that I will respond accurately and fully to any question, inquiry or request for information when required by legal process.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty‑one (21) days following the date it is provided to me, and I must not revoke it thereafter.

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I HAVE READ THIS RELEASE AGREEMENT IN ITS ENTIRETY AND UNDERSTAND ALL OF ITS TERMS. I UNDERSTAND THAT THIS RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS RELEASE AGREEMENT.

/s/ Thomas P. Harmon
Name:

Date:	8/29/2019

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